Exhibit 3(i)(b)

Ross Miller
Secretary of State
204 North Carson Street, Ste. 1
Carson City, Nevada 89701-4299
 (775) 684 5708
Website: www.nvsos.gov
Filed in the office of Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20090109180-70
Filing Date and Time: 02/05/2009 4:04 PM
Entity Number C28368-2001
Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.	Name of Corporation

Competitive Companies, Inc.

2.	The articles of been amended as follows: (provide article numbers, if available):

3. AUTHORIZED SHARES: shall be deleted in its entirety and the following inserted in lieu thereof:

Authorized Shares: (number of shares the corporation is authorized to issue) Number of share with par value 500,000,000 Par value: $.001

In addition, the Corporation shall have the authority to issue 100,000,000 shares of preferred stock, par value $.001 per share, which may be divided into series and with preferences, limitations, and relative rights determined by the Board of Directors.

3.
The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such great proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:

Approximately 51%

4.	Effective date of filing (optional):

5.	Signature (Required): X /s/ Ray Powers
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.